Exhibit 99.1

INVESTOR RELATIONS:	MEDIA RELATIONS:
Quicksilver Resources Inc.	Ward Creative Communications
Diane Weaver	Mickey Gentry (713) 869-0707
(817) 665-4834	Shelley Eastland (713) 468-5304

FOR IMMEDIATE RELEASE

March 3, 2004

Quicksilver Resources Reports Year 2003 Financial Results

Company Accelerates Coalbed Methane Project Capital Spending

FORT WORTH (March 3, 2004) – Quicksilver Resources Inc. (NYSE: KWK) today reported fourth quarter 2003 net income of $5.8 million on revenues of $36.8 million, or $0.23 per diluted share. The company’s comparative fourth quarter 2002 net income was $4.3 million ($0.21 per diluted share) on revenues of $31.8 million. Net cash from operating activities for the fourth quarter 2003 was $21.4 million versus $20.2 million for the fourth quarter 2002. Quarterly results were negatively impacted by approximately $.04 per share due to a resolution of a partnership issue and an increase in the 2003 employee bonus program.

Net income for the full year 2003 was $16.2 million on revenue of $140.9 million or $0.71 per diluted share. The 2003 results include the implementation of FAS 143 during the first quarter which resulted in a non-cash charge of $2.3 million, or $0.10 per diluted share. This compares to full year 2002 net income of $13.8 million on revenue of $122.0 million or $0.68 per diluted share. For the full year 2003, net cash from operating activities, as presented in the attached Condensed Consolidated Statement of Cash Flows, was $63.1 million, as compared to $44.0 million for the full year in 2002.

Production

Natural gas production for the fourth quarter of 2003 was 9.3 billion cubic feet (Bcf), or 101.0 million cubic feet per day (MMcfd), versus 8.6 Bcf in fourth quarter 2002. The price realized for the company’s gas production in the fourth quarter of 2003 averaged $3.35 per thousand cubic feet (Mcf) compared to the $2.97 per Mcf received in the same period of 2002. Natural gas, including natural gas liquids, comprised 89 percent of the company’s total production in the fourth quarter of 2003.

Crude oil production for the 2003 fourth quarter was 188,000 barrels, or 2,048 barrels per day, as compared to 213,000 barrels of production in the fourth quarter of 2002. Oil prices realized for the fourth quarter of 2003 averaged $24.35 per barrel versus $23.71 for the prior year fourth quarter. Natural gas liquids production for the fourth quarter 2003 was 39,000 barrels versus 47,000 barrels in the fourth quarter of 2002.

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Full year 2003 natural gas production totaled 34.5 Bcf at an average price per Mcf of $3.38 as compared to 32.8 Bcf during 2002 at $2.75 per Mcf. Crude oil production for 2003 was 808,000 barrels at an average price per barrel of $24.23 versus 905,000 barrels at $21.74 per barrel in 2002. The company produced 135,000 barrels of natural gas liquids at an average price of $21.50 per barrel in 2003 as compared to 156,000 barrels in 2002 at an average price of $14.97 per barrel.

Year-end Reserves and Operations Update

Quicksilver’s total proved oil and gas reserves as of December 31, 2003 were 880.7 billion cubic feet equivalent (Bcfe), a 79.8 Bcfe increase over year-end 2002. This includes 131.3 Bcf of Canadian coal bed methane (CBM) reserves which was an increase of 258 percent in comparison to 2002 CBM reserves of 36.6 Bcfe. The pretax present value of the reserves discounted at 10 percent was $1.21 billion based on year-end spot prices of $5.965 per Mcf of natural gas and $32.55 per barrel of oil. Reserve replacement for 2003 was 299 percent of production. Natural gas accounted for 90 percent of total proved reserves as of December 31, 2003 and 81 percent of the reserves were classified as proved developed.

Through its Canadian subsidiary, MGV Energy Inc., Quicksilver continued to expand its Canadian CBM effort in 2003 drilling 184 wells. MGV began its exploration of CBM in Alberta when it entered into a joint venture with EnCana Corporation (formerly PanCanadian Petroleum Limited) in November 2000. With the EnCana asset rationalization agreement in January 2003, Quicksilver gained operational control of 95 percent of its CBM assets and subsequently conducted two successful developments in the Beiseker and Gayford areas. Additional exploration and piloting activity in 2003 has proven commercial production in several new areas covering a large geographic area resulting in five new developments planned for 2004. In January 2004, MGV acquired an additional 50 percent working interest in 76,800 acres in the Wood River area in southern Alberta and now owns 100 percent working interest in these lands. Production rates from the Horseshoe Canyon CBM wells continue to range between 50 and 250 thousand cubic feet per day with negligible water production. Production from MGV’s Canadian CBM projects averaged 5.7 MMcfd for 2003 with year-end production reaching 16 MMcfd. An $89 million capital budget for development and exploration is planned for Canada in 2004. Most of this budget will target CBM development while continuing exploration and piloting efforts in new areas. MGV presently holds leases and drilling rights on more than 525,000 net acres in Canada.

Glenn Darden, Quicksilver’s president and chief executive officer, commented on the year. “After two years of extensive testing of shallow coals over a large geographic area in Alberta, we have now moved into the development phase. It appears that we have defined a large fairway of commercial productive coals. The lack of water in these coals makes the economics of this project compelling. We also are making good progress in our fractured shale program in southern Indiana and western Kentucky, and the production volumes are beginning to ramp up. Quicksilver will continue its pursuit of unconventional natural gas production in these growing areas, and is looking forward to developing production in a new area, as the company has assembled more than 100,000 net acres in the Barnett Shale play in north central Texas.”

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Conference Call

Quicksilver has scheduled a conference call for Thursday, March 4, 2004, at 10 a.m. CST, to discuss the fourth quarter and full year 2003 results. Those wishing to participate should call the toll free number (877) 313-7932, ID number 5638045, between 9:50 and 9:55 a.m. CST. A replay of the conference call will be available at 1 p.m. CST the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 5638045. The call will also be broadcast live via Internet webcast on the company’s website, www.qrinc.com, linking through the “Investor Relations” page and the “Presentations & Conference Calls” link.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana; Casper, Wyoming and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

FINANCIAL HIGHLIGHTS FOLLOW

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

QUICKSILVER RESOURCES INC.

Unaudited Selected Operating Results

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Production:
Natural gas (MMcf)	9,293	8,578	34,536	32,845
Oil (MBbls)	188	213	808	905
NGL (MBbls)	39	47	135	156
Total (MMcfe)	10,659	10,133	40,192	39,209

Average Daily Production:
Natural gas (Mcf)	101,015	93,235	94,619	89,988
Oil (Bbl)	2,048	2,311	2,213	2,479
NGL (Bbl)	426	507	369	426
Total (Mcfe)	115,858	110,140	110,115	107,421

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$4.07	$3.49	$4.47	$2.97
Oil (per Bbl)	$26.09	$24.04	$26.69	$21.87
NGL (per Bbl)	$20.50	$15.75	$21.50	$14.97
Total (per Mcfe)	$4.05	$3.53	$4.44	$3.05

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$3.35	$2.97	$3.38	$2.75
Oil (per Bbl)	$24.35	$23.71	$24.23	$21.74
NGL (per Bbl)	$20.50	$15.75	$21.50	$14.97
Total (per Mcfe)	$3.43	$3.08	$3.46	$2.86

Expense per Mcfe:
Production cost	$1.09	$0.92	$1.08	$0.94
Production taxes	$0.19	$0.17	$0.22	$0.14
General and administrative expenses	$0.20	$0.16	$0.20	$0.19
Depletion, depreciation and accretion	$0.84	$0.74	$0.80	$0.77

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data – Unaudited

	December 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$4,116	$9,116
Accounts receivable	26,247	21,075
Current deferred income taxes	11,760	9,045
Inventories and other current assets	7,588	5,540

Total current assets	49,711	44,776

Investments in and advances to equity affiliates	9,173	10,219

Properties, plant and equipment – net (“full cost”)	604,576	470,078

Other assets	3,474	4,465

	$666,934	$529,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$339	$951
Accounts payable	17,954	14,931
Accrued derivative obligations	34,577	26,362
Accrued liabilities	27,644	26,210

Total current liabilities	80,514	68,454

Long-term debt	249,097	248,493

Derivative obligations	9,662	26,387

Asset retirement obligations	15,135	234

Deferred income taxes	70,710	57,065

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 27,312,315 and 23,663,447 shares issued, respectively	273	237
Paid in capital in excess of par value	194,493	114,113
Treasury stock of 2,578,904 and 2,570,502 shares, respectively	(10,299)	(10,099)
Accumulated other comprehensive income	(17,683)	(34,170)
Retained earnings	75,032	58,824

	241,816	128,905

	$666,934	$529,538

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data – Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Revenues
Oil, gas and related product sales	$36,552	$31,218	$139,037	$112,296
Other revenue	273	555	1,912	9,683

Total revenues	36,825	31,773	140,949	121,979
Expenses
Oil and gas production costs	13,725	11,024	52,194	42,228
Other operating costs	299	488	1,301	1,538
Depletion, depreciation and accretion	8,973	7,548	32,067	30,159
Provision for doubtful accounts	87		87
General and administrative	2,125	1,618	8,133	7,552

Total expenses	25,209	20,678	93,782	81,477

Income from equity affiliates	222	93	1,331	200

Operating income	11,838	11,188	48,498	40,702

Other income-net	(71)	(112)	(186)	(470)
Interest expense	3,489	4,813	20,182	19,839

Income before income taxes and cumulative effect of change in accounting principle	8,420	6,487	28,502	21,333
Income tax expense	2,665	2,154	9,997	7,498

Net income before cumulative effect of change in accounting principle	5,755	4,333	18,505	13,835
Cumulative effect of change in accounting principle, net of tax	—	—	2,297	—

Net income	$5,755	$4,333	$16,208	$13,835

Basic net income per common share:
Net income before cumulative effect of accounting change	$0.23	$0.21	$0.83	$0.70
Cumulative effect of accounting change, net of tax	—	—	(0.11)	—

Net income	$0.23	$0.21	$0.72	$0.70

Diluted net income per common share:
Net income before cumulative effect of accounting change	$0.23	$0.21	$0.81	$0.68
Cumulative effect of accounting change, net of tax	—	—	(0.10)	—

Net income	$0.23	$0.21	$0.71	$0.68

Weighted average common shares outstanding
Basic	24,724	20,424	22,394	19,806
Diluted	25,167	20,914	22,845	20,394

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Year Ended December 31,
	2003	2002
Operating activities:
Net income	$16,208	$13,835
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	2,297	—
Depletion, depreciation and accretion	32,067	30,159
Deferred income taxes	9,736	7,760
Recognition of unearned revenues	507	(3,678)
Income from equity affiliates	(1,331)	(200)
Non-cash (gain) loss from hedging activities	(678)	842
Amortization of deferred loan costs	2,637	1,239
Other	455	169
Changes in assets and liabilities
Accounts receivable	(2,606)	414
Inventory, prepaid expenses and other	(240)	(852)
Accounts payable	3,055	2,664
Accrued liabilities and other	946	(8,353)

Net cash from operating activities	63,053	43,999

Investing activities:
Development and exploration costs and other property additions	(148,488)	(88,965)
Purchase of Voyager Compression Services assets	(684)	—
Distributions and advances from equity affiliates – net	1,649	4,043
Proceeds from sale of assets	101	1,263

Net cash used for investing activities	(147,422)	(83,659)

Financing activities:
Notes payable, bank proceeds	114,000	16,000
Principal payments on long-term debt	(113,116)	(14,912)
Deferred financing costs	(1,441)	(1,362)
Issuance of common stock, net of issuance costs	79,926	40,640
Payments to acquire common stock	—	(316)

Net cash from financing activities	79,369	40,050

Net increase in cash and cash equivalents	(5,000)	390

Cash and cash equivalents at beginning of period	9,116	8,726

Cash and cash equivalents at end of period	$4,116	$9,116